SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

Filed by Registrant [x]
Filed by Party other than Registrant [ ]

Check the appropriate box:

    [x]  Preliminary Proxy Statement
    [ ]  Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))
    [ ]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



    COMSTOCK RESOURCES, INC.
    (Name of Registrant as Specified in its Charter)


                            Comstock Resources, Inc.
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

    [x] No fee required.
    [ ] $500 per each party to the  controversy  pursuant to  Exchange  Act Rule
        14a-6(i)(3).
    [ ] Fee  computed  on  table  below  per  Exchange  Act  Rules
        14a-6(i)(4) and 0-11

         1)    Title of each class of securities to which transaction applies:
         2)    Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         4)    Proposed maximum aggregate value of transaction:
         5)    Total fee paid:

    [ ]    Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the
           offering  fee was paid   previously.  Identify  the   previous filing
           by registration statement number, or the Form or Schedule and the date of the filing.

         1)    Amount previously paid:
         2)    Form, Schedule or Registration Statement No.:
         3)    Filing Party:
         4)    Date Filed:

                                Preliminary Copy
                            COMSTOCK RESOURCES, INC.
                                5005 LBJ Freeway
                                   Suite 1000
                               Dallas, Texas 75244

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 15, 1997

To the Stockholders of Comstock Resources, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Comstock Resources, Inc. will be held at the Westin Hotel at the Galleria, 13340 Dallas Parkway, Dallas, Texas on May 15, 1997 at 9:00 A.M., Dallas time, for the following purposes:

     1. To elect one Class C director to serve a term of three years and until his successor is duly elected and qualified;

     2. To consider and act upon a proposal to amend the Company's Restated Articles of Incorporation to increase the authorized common stock;

      3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for 1997; and

      4. To transact such other business as may properly come before the meeting and any adjournment thereof.

      The Board of Directors has fixed the close of business on April 11, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such stockholders will be open to examination of any stockholder at the Company's offices at 5005 LBJ Freeway, Suite 1000, Dallas, Texas, 75244, during ordinary business hours, for a period of at least ten days prior to the meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                             /S/ROLAND O. BURNS

                                               ROLAND O. BURNS
                                               SECRETARY

Dallas, Texas,
April 15, 1997

                                    IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                                Preliminary Copy
                            COMSTOCK RESOURCES, INC.

                                5005 LBJ Freeway
                                   Suite 1000
                               Dallas, Texas 75244


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS



                             To Be Held May 15, 1997


     The Board of Directors of Comstock Resources, Inc. (the "Company") hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Westin Hotel at the Galleria, 13340 Dallas Parkway, Dallas, Texas, at 9:00 A.M., Dallas time, on May 15, 1997, or at any adjournment thereof. The expenses of this solicitation will be borne by the Company. Proxies may be solicited by mail, personal interview, telegram and telephone by directors, officers, employees and agents of the Company without compensation.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 15, 1997. The principal executive office of the Company is located at 5005 LBJ Freeway, Suite 1000, Dallas, Texas 75244, telephone (972) 701-2000.

     Only stockholders of record at the close of business on April 11, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 24,175,203 shares of the Company's common stock, $.50 par value, (the "Common Stock") outstanding. Included in the total outstanding shares are 23,358 shares reserved for conversion of shares which have not been tendered for exchange subsequent to the Company's reincorporation in Nevada in 1981. Such shares are not eligible to vote at the Annual Meeting. Holders of the Series 1995 Convertible Preferred Stock are entitled to vote on all matters on an as converted basis or the equivalent of 1,345,377 shares of Common Stock. Accordingly, the aggregate shares entitled to vote at the meeting are 25,497,222 shares. Each share is entitled to one vote.

     You are encouraged to attend the Annual Meeting and vote in person. Execution of the enclosed proxy will not in any way affect your right to do so. A stockholder may revoke a proxy at any time prior to the voting thereof by filing with the Secretary of the Company, prior to the stockholder vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the Annual Meeting.

     Attendance at the Annual Meeting, either in person or by proxy, by the record holders of a majority of the outstanding shares of the Common Stock constitutes a quorum. Cumulative voting is not permitted.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth certain information, as of April 15, 1997, with respect to the beneficial ownership of Common Stock by (i) each executive officer of the Company named in the Summary Compensation Table set forth in this Proxy Statement, (ii) each director and each nominee for director of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of 5% or more of the Common Stock.

     Name and Address of Beneficial Owner             Shares (1)(2)     Percent
  ----------------------------------------            --------------    --------

  M. Jay Allison, President,
    Chief Executive Officer and Director                  949,034         3.81%
      5005 LBJ Freeway, Suite 1000
      Dallas, Texas 75244

Roland O. Burns, Senior Vice President,                   195,250            *
      Chief Financial Officer, Treasurer
    and Secretary

  Richard S. Hickok, Director                              97,270(3)         *

  Franklin B. Leonard, Director                           131,480            *

  Harold R. Logan, Retiring Director                      117,326            *

  Cecil E. Martin, Jr., Director                          360,702(4)      1.49%

  James L. Menke, Vice President of Operations             62,500            *

  David W. Sledge, Director                                28,183            *

      All Directors and Executive Officers
           as a Group (8 persons)                       1,941,745         7.64%

  The TCW Group, Inc. (5)                               1,345,377(6)      5.27%
      865 South Figueroa Street
      Los Angeles, California 90017
_____________________________
   * Indicates less than 1%.
   (1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and investment powers.
   (2) Includes shares issuable pursuant to stock options which are presently exercisable or exercisable within 60 days of April 15, 1997, in the following amounts: Mr. Allison - 755,000 shares; Mr. Burns - 160,000 shares; Mr. Hickok - 41,500 shares; Mr. Leonard - 50,500 shares; Mr. Logan - 50,500 shares; Mr. Martin - 84,375 shares; Mr. Menke - 62,500 shares; and Mr. Sledge - 20,000 shares.
   (3) Includes 32,572 shares held by a corporation owned 90% by Mr. Hickok's wife and 10% by Mr. Hickok's children.
   (4) Includes 135,632 shares and options to purchase 30,800 shares held by Mr. Martin's wife as trustee on behalf of family trusts.
   (5) The TCW Group, Inc. is the parent of the trustee, general partner or investment manager for the following beneficial owners: TCW Debt and Royalty Fund IVA - 99,827 shares; TCW Debt and Royalty Fund IVB - 266,707 shares; TCW Debt and Royalty Fund IVC - 115,230 shares; Delta Master Trust - 66,552 shares; The Leland Stanford Junior University - 166,379 shares; Searle Trusts Limited Partnership X - 83,189 shares; John G. Searle Charitable Trusts Partnership - 33,276 shares; The City and County Employees Retirement System of San Francisco - 38,027 shares; and General Mills, Inc. - 476,190 shares. The information herein is based on the Schedule 13G filing dated February 9, 1997 by The TCW Group, Inc.
   (6) Includes 1,345,377 shares issuable upon conversion of 706,323 shares of the Series 1995 Convertible Preferred Stock.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of six members comprised of three classes (Class A, B, and C). Directors are elected in classes to serve terms of three years. The Class C directors (whose term expires at the Annual Meeting) are Richard S. Hickok and Harold R. Logan. The Class A directors, whose term expires in 1998, are Franklin B. Leonard and Cecil E. Martin, Jr. The Class B directors whose term expires in 1999 are M. Jay Allison and David W. Sledge. At the Annual Meeting, one Class C director will be elected, for a term of three years beginning in 1997 and until his successor is duly elected and qualified. The Company has decided to reduce the Board of Directors to five members rather than filling the position created by Mr. Logan's retirement. The Board of Directors has nominated Richard S. Hickok to serve as the Class C director. Further information with respect to the nominee and the other directors continuing in office is set forth below.

Nominee for Three-Year Term

  RICHARD S. HICKOK, (71) Director

   Mr. Hickok has been a director of the Company since 1987. From 1948 to 1983, he was employed by the international accounting firm of Main Hurdman where he retired as Chairman of the Board of Directors. From 1978 to 1980, Mr. Hickok served as a Trustee of the Financial Accounting Foundation and has extensive involvement serving on various committees of the American Institute of Certified Public Accountants. He currently serves as a director of Marsh & McLennan Company, Inc., Alpine Lace Brands, Inc., Marcam, Inc. and Projectavision, Inc. Mr. Hickok holds a B.S. degree from the Wharton School of the University of Pennsylvania.

Directors Continuing in Office

  M. JAY ALLISON, (41) President, Chief Executive Officer and Director

   Mr. Allison has been a director of the Company since 1987, and President and Chief Executive Officer of the Company since 1988. From 1987 to 1988, Mr. Allison served as Vice President and Secretary of the Company. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. In 1983, Mr. Allison co-founded a private independent oil and gas company, Midwood Petroleum, Inc., which was active in the acquisition and development of oil and gas properties from 1983 to 1987. He received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively. Mr. Allison currently serves on the Board of Trustees of Howard Payne University.

  FRANKLIN B. LEONARD, (69) Director

   Mr. Leonard has been a director of the Company since 1960. From 1961 to 1994, Mr. Leonard served as President of Crossley Surveys, Inc., a New York based company which conducted statistical surveys. Mr. Leonard's family's involvement in the Company spans four generations dating back to the 1880's when Mr. Leonard's great grandfather was a significant stockholder of the Company. Mr. Leonard also served as a director of Glen Ridge Savings and Loan Association from 1968 to 1990. Mr. Leonard holds a B.S. degree from Yale University.

 CECIL E. MARTIN, JR., (55) Director

   Mr. Martin has been a director of the Company since 1988. Mr. Martin has been a significant investor in the Company since 1987. From 1973 to 1991 he served as Chairman of a public accounting firm in Richmond, Virginia. Mr. Martin also serves as a director for Ten-Key, Inc. Mr. Martin holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant.

  DAVID W. SLEDGE, (40) Director

   Mr. Sledge has been a director of the Company since 1996. Mr. Sledge served as President of Gene Sledge Drilling Corporation, a privately held contract drilling company based in Midland, Texas until its sale in October 1996. Mr. Sledge served Gene Sledge Drilling Corporation in various capacities from 1979 to 1996. Mr. Sledge is director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association. He received a B.B.A. degree from Baylor University in 1979.

     There are no family relationships among any of the officers or directors of the Company.

Meetings of the Board of Directors and Committees

     During 1996, the Board of Directors held eleven meetings, and each Director participated in at least 75% of the meetings held.

     The Company's Audit Committee has responsibility for recommending retention or change of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, accounting and financial policies and practices, audit scope and adequacy of the Company's internal control structure. The Audit Committee consists of Richard S. Hickok as Chairman, and Franklin B. Leonard and David W. Sledge, as members. The Audit Committee held two meetings during 1996 at which all members were present. In addition, the Company's Senior Vice President, as well as the Company's independent public accountants, consult regularly with the Audit Committee on an informal basis to discuss various accounting related issues.

     The Company's Executive Committee is authorized to act and acts during the intervals between the meetings of the Board of Directors and has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except the power to declare dividends; to adopt, amend or repeal bylaws; to adopt an agreement of merger or consolidation; to sell substantially all of the Company's assets; to recommend a dissolution of the Company to the stockholders; or to authorize the issuance of stock of the Company. The Executive Committee consists of M. Jay Allison as Chairman, and Cecil E. Martin, Jr. and Harold R. Logan as members. The Executive Committee held two meetings during 1996 at which all members were present.

     The Company's Compensation Committee reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee consists of Cecil E. Martin, Jr., as Chairman, Harold R. Logan and David W. Sledge as members. The Compensation Committee held two meetings during 1996 at which all members were present.


     The Company has not established a formal nominating committee and presently the full Board of Directors considers director nominations.

Compensation of Directors

     The Company pays annual fees to directors who are not employees of the Company and reimburses such directors for expenses in attending meetings. The Company pays an annual fee of $23,000 to the Chairman of the Board of Directors, an annual fee of $21,000 to directors who chair committees, and an annual fee of $18,000 to the remaining directors. The Company also pays Mr. Logan and Mr. Martin for additional services provided to the Company under consulting agreements which provide for annual payments of $24,000 and $18,000, respectively. Under a plan established by the Board of Directors, each director can make an annual election to receive his director and consulting fees in cash or in the equivalent number of shares of Common Stock at the then current market price of Common Stock. In January 1996 the Company issued 29,714 shares of Common Stock, at its then current market value of $4.8125 per share, to the non-employee directors in full payment of director fees for 1996 aggregating $101,000 and for amounts due to Mr. Logan and Mr. Martin under the consulting agreements aggregating $42,000. In May 1996, the Company issued shares of Common Stock, at its then current market value of $6.5625 per share, to Mr. Sledge in payment of director fees for 1996 of $11,250.

     Under the Company' 1991 Long-term Incentive Plan, each non-employee director receives on the date of initial election or appointment to the Board of Directors options to acquire 10,000 shares of Common Stock. In addition, each non-employee director receives at each annual meeting of stockholders so long as such person remains a director options to acquire 10,000 shares of Common Stock. The exercise price equals the fair market value on the date of grant.

     Under Nevada law, directors will be elected by a plurality vote and the person receiving the greatest number of votes will be elected as the Class C Director.

     Shares represented by proxies will be voted FOR the election of the Board of Directors' nominee unless otherwise indicated on the proxy. If at the time of the meeting, the nominee has become unavailable for any reason, the persons entitled to vote the proxy shall vote for such substitute nominee as they, in their discretion, may determine. The Company knows of no reason why the nominee would be unavailable to serve.

     The Board of Directors recommends that the Stockholders vote FOR the election of the nominee.

EXECUTIVE COMPENSATION

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1996 with the cumulative return on the Nasdaq Stock Market Index and an index composed of all publicly traded oil and gas companies within SIC Code 1311, consisting of 183 companies. The graph assumes that $100 was invested in each category on the last trading day of 1991 and that dividends, if any, were reinvested. On December 17, 1996, the Company's Common Stock was listed for trading on the New York Stock Exchange.

                             Stock Performance Graph


                                [GRAPHIC OMITTED]










Value of  $100 Investment:

                                   1992      1993      1994      1995      1996
                                   ----      ----      ----      ----      ----

The Company                       $  158    $  258    $  279    $  474    $1,095
Industry Index                        95       113       119       130       173
Nasdaq Market Index                  101       121       127       165       205

     The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and the other executive officers of the Company.

                           Summary Compensation Table
                                                                      Long-Term
                                                                    Compensation
Name and Principal                       Annual Compensation            Option
    Position                Year     Salary       Bonus    Other(1)(2)  Awards
    --------                ----     ------       -----    -----------  ------

M. Jay Allison,             1996   $ 245,000   $ 350,000   $   2,250   1,165,000
     President and Chief    1995     245,000     155,000       3,200      50,000
    Executive Officer       1994     241,500     130,000        --          --

Roland O. Burns,            1996     132,000      85,000       2,250     292,500
  Sr. Vice President and    1995     128,000      40,000       1,909      22,500
  Chief Financial Officer   1994     123,500      30,000        --          --

James L. Menke,             1996      93,200      50,000       2,250     102,500
     Vice President of      1995      90,000      30,000       1,331      10,000
     Operations (3)         1994      59,924      15,000        --          --

   (1) The value of all perquisites provided to each executive officer by the Company did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for the year.
   (2) Represents the Company's matching contributions under the Company's 401(k) Profit Sharing Plan.
   (3) Mr. Menke was elected Vice President of Operations on March 21, 1994.


     The following table sets forth certain information with respect to the value of the named executive officers' option exercises in 1996 and unexercised options at December 31, 1996.


                                            Number of Securities        Value of Unexercised
                 Shares                    Underlying Unexercised       In-the-Money Options
               Acquired on    Value      Options at Fiscal Year-End    at Fiscal Year-End(1)
       Name     Exercise     Received   Exercisable   Unexercisable   Exercisable   Unexercisable
       ----     --------     --------   -----------   -------------   -----------   -------------
M. Jay Allison     --           --        670,000        910,000      $6,231,638     $2,045,000
Roland O. Burns  14,250    $ 133,594      140,000        240,000       1,241,819        660,000
James L. Menke     --           --         55,000         57,500         442,263        115,000

    (1)  The last sale price for a share of Common  Stock as reported by the New
         York Stock Exchange on December 31, 1996 was $13.00 and the exercise prices of the options in this table ranged from $2.00 to $11.00 per share.



     The following table sets forth certain information regarding stock options granted during 1996 to the named executive officers of the Company.


                   Number of    Percent of
                  Securities   Total Options
                  Underlying    Granted To       Exercise or                      Grant Date
                    Options    Employees in      Base Price       Expiration       Present
       Name         Granted     Fiscal Year       Per Share          Date          Value (1)
       ----         -------     -----------       ---------          ----          ---------
M. Jay Allison      155,000        48%             $4.81        August 1, 2001    $  399,900
                    125,000        63               6.56        December 1, 2001     462,500
                     85,000        67              11.00        April 1, 2002        646,000
                    800,000        67              11.00        January 1, 2006    6,080,000
                  ---------                                                       ----------
                  1,165,000        63                                             $7,588,400
                  ---------                                                       ----------

Roland O. Burns      40,000        12%             $4.81        August 1, 2001    $  103,200
                     32,500        16               6.56        December 1, 2001     120,250
                     20,000        16              11.00        April 1, 2002        152,000
                    200,000        17              11.00        January 1, 2006    1,520,000
                  ---------                                                       ----------
                    292,500        16                                             $1,895,450
                  ---------                                                       ----------

James L. Menke       30,000         9%             $4.81        August 1, 2001    $   77,400
                     15,000         8               6.56        December 1, 2001      55,500
                      7,500         6              11.00        April 1, 2002         57,000
                     50,000         4              11.00        January 1, 2006      380,000
                  ---------                                                       ----------
                    102,500         6                                             $  569,900
                  ---------                                                       ----------

     (1) Grant Date Value is based on the Black-Scholes option pricing model with the following weighted average assumptions for the grants made in 1996: no dividend yield; expected volatility of 54.1%; expected exercise at the end of the option exercise period; and risk free interest rate of 6.3%.


Employment Agreements

     Effective July 1, 1996, the Company entered into employment agreements with
M. Jay Allison, the President and Chief Executive Officer of the Company, and Roland O. Burns, Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Under the agreements, the Company agreed to employ each of Mr. Allison and Mr. Burns for a period of 12 months at a minimum base rate of $245,000, and $132,500 per annum, respectively. Each of the agreements provides for the payment of severance benefits in an amount equal to three times the existing annual base salary of the employee upon (i) a change in control followed by (ii) the occurrence of certain specified events, including the assignment of the employee to duties inconsistent with his position immediately prior to the change in control, a reduction in the employee's salary, requiring the employee to be relocated, failure of a successor to the Company to assume the obligations of the Company under the agreement, failure of the Company to re-elect the employee to the offices held by him immediately prior to a change in control and a breach by the Company (or any successor) of any provisions of the agreement. The severance benefit payments are payable in cash in equal payments (without interest over a period not to exceed 12 months). As defined in the agreements, a "change in control" is deemed to have taken place if (a) without the approval or recommendation of a majority of the then existing Board of Directors of the Company, a third person causes or brings about the removal or resignation of a majority of the then existing members of the Board or if a third person causes or brings about an increase in the size of the Board such that the then existing members of the Board thereafter represent a minority of the total number of persons comprising the entire Board; (b) a third person, including a group, becomes the beneficial owner of shares of any class of the Company's stock having 30% or more of the total number of votes that may be cast for the election of directors of the Company; (c) any shares or any class of the Company's stock are purchased pursuant to a tender or exchange offer (other than an offer by the Company); or (d) the Company's stockholders approve a merger or other business combination of the Company with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation, or the sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing.

Report of Compensation Committee on Executive Compensation

     The duties of the Company's Compensation Committee include the annual review and approval of the Company's management compensation strategy, review and determination of individual elements of compensation for the Company's executive officers and oversight of the administration of the Company's 1991 Long-term Incentive Plan (the "Incentive Plan"). The Compensation Committee has not established any specific criteria in determining executive compensation. The goal of the Company's compensation arrangements is to attract, retain and reward personnel critical to the long-term success of the Company. To achieve this basic goal, the Compensation Committee sets annual base salaries for the chief executive officer and the other executive officers and awards discretionary cash bonuses based on the Company's financial performance during the prior year, as well as the Compensation Committee's subjective assessment of an individual's own performance and ability in the position held by that person.

Base Salaries. The Company's compensation policy is for the Compensation Committee to annually review and set executive base salaries, including that of the President and Chief Executive Officer, within a competitive range given the Company's growth strategy. Once generally established, base salaries are adjusted within the competitive range on an individual basis based on past performance. In 1996, the Compensation Committee did not increase Mr. Allison's base salary. The Committee approved increases of 3.5% to the base salaries of Mr. Burns and Mr. Menke.

Discretionary Cash Bonuses. The Compensation Committee awarded cash bonuses of $485,000 in the aggregate to three executive officers for 1996, including $350,000 to Mr. Allison, for their performance with respect to the Company's achievements in 1996 including completing $100 million in property acquisitions and implementing a successful development drilling program. These achievements, in the opinion of the Committee, substantially enhanced the long-term business and financial prospects of the Company,which was reflected in the performance of the Company's stock price in 1996. The amount of each bonus was determined based upon the Compensation Committee's subjective assessment of the contribution of each executive officer. With respect to Mr. Allison, the Compensation Committee primarily considered his role and performance in directing the Company's growth and results in 1996.

Incentive Plan Awards. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the Company's stockholders. Through the Incentive Plan, stock options are granted to key management to align the interests of management with the interests of stockholders in working to increase the value of the Company's Common Stock. In May and September 1996, the Compensation Committee granted options under the Incentive Plan to purchase 1,526,500 shares of Common Stock, at exercise prices ranging from of $6.56 to $11.00 per share, to the Company's executive officers and certain other key members of management. Of the options granted, options to purchase 1,355,000 shares of Common Stock were granted to executive officers and options to purchase 191,500 shares of Common Stock were granted to other key employees. Of the options granted to executive officers, options to purchase 1,010,000 shares of Common Stock were granted to Mr. Allison. Both the size of grants and the proportion relative to the total number of option shares granted generally increased as a function of the recipient's higher level of responsibility within the Company and individual performance. The factors upon which the Committee granted options, including the grants to Mr. Allison, were the same as those considered in awarding discretionary cash bonuses.



                                    The Compensation Committee

                                          Cecil E. Martin, Jr., Chairman
                                          Harold R. Logan
                                          David W. Sledge


                                 PROPOSAL NO. 2
                       INCREASE IN AUTHORIZED COMMON STOCK

     The Board of Directors has determined that it is advisable to amend Article Fourth of the Company's Restated Articles of Incorporation to increase the authorized Common Stock from 30,000,000 shares to 50,000,000 shares. The text of the proposed Article fourth is as follows:

          "FOURTH: That the amount of the total of the authorized capital stock of the corporation is Fifty-five Million (55,000,000) shares of which Fifty Million (50,000,000) shares are Common Stock, Fifty Cents ($.50) par value per share, and Five Million (5,000,000) shares are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges as may be determined by resolution of the Board of Directors of the Corporation."

     The Articles of Incorporation currently authorizes the Company to issue 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of April 11, 1997, there were 24,175,203 shares of Common Stock issued and outstanding and 706,323 shares of preferred stock issued and outstanding.

     Except for 3,653,104 shares of Common Stock issuable under the Incentive Plan, the reservation of 243,530 shares for other options and warrants to purchase Common Stock, and the reservation of 1,345,377 shares of Common Stock for the conversion of the Series 1995 Convertible Preferred Stock, the Company has no specific plans or commitments for the issuance of the proposed additional shares of Common Stock. The Board of Directors believes that the increase in authorized Common Stock is necessary and desirable for future acquisitions, stock splits, stock distributions, and grants under employee benefit plans. In addition, the Company would possess greater flexibility to take advantage of potential acquisition and financing opportunities. The additional shares would be available for issuance by the Board of Directors without further stockholder action except as require by law or applicable stock exchange requirements.

     The additional shares, upon issuance, would have the same voting and other rights as presently authorized shares of Common Stock. The holders of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary for approval of the amendment to the Restated Articles of Incorporation.

     The Board of Directors recommends that the stockholders vote FOR the amendment to the Restated Articles of Incorporation to increase the authorized Common Stock of the Company. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.


                                 PROPOSAL NO. 3
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Company for 1997. Stockholders are being asked to ratify this appointment. Arthur Andersen LLP has served the Company in this capacity since 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is necessary for ratification of the appointment of the independent accountants.

     The  Board  of  Directors   recommends  that  stockholders  vote  FOR  such
ratification. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Since the amendment to the Restated Articles of Incorporation requires the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors, the amendment to the Restated Articles of Incorporation and the ratification of accountants. Under applicable Nevada law, a broker non-vote will have the same effect as a vote against the proposed amendment to the Restated Articles of Incorporation, and will have no effect on the outcome of the election of directors or the ratification of accountants.

                              CERTAIN TRANSACTIONS

     The Company serves as general partner of Comstock DR-II Oil & Gas Acquisition Limited Partnership ("DR-II"). In 1996 the Company received $87,000 in management fees and had a receivable from DR-II of approximately $93,000 at December 31, 1996. TCW is a investment manager for certain investors which have an interest in DR-II.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the Company's annual meeting of stockholders in 1998 must be received by the Company by December 16, 1997, in order to be eligible for inclusion in the proxy statement and form of proxy relating to such meeting.

                                  ANNUAL REPORT

     The Company's 1996 Annual Report to Stockholders (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1996) is being mailed to stockholders of record together herewith.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other than those set forth above which will be presented for action by the stockholders at the Annual Meeting, but if any other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgment.

                               BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ROLAND O. BURNS

                               ROLAND O. BURNS
                               SECRETARY

Dallas, Texas
April 15, 1997

FORM OF PROXY - PRELIMINARY COPY

     X    PLEASE MARK YOUR
          VOTES AS IN THIS
          EXAMPLE.

                                   WITHHOLD AUTHORITY
                                      to vote for           Nominee:
                              FOR    nominee listed          Richard S. Hickok
1.   Proposal to elect
     one (1) Class C
     Director
     (term expires            ------     ------
     in 2000):

     Instruction: (To withhold authority to vote for the individual nominee, write that nominee's name on the line below.)

                              FOR       AGAINST        ABSTAIN
2.   Proposal to amend the
     Restated Articles of
     Incorporation.           ------     ------        ------

3.   Proposal to ratify
     the appointment of
     Arthur Andersen LLP
     as independent
     public accountants
     for 1997.                ------     ------        ------

4.   In their discretion
     on such other matters
     properly come before
     the meeting.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3.



SIGNATURE(S) ------------------------------   DATE ---------

NOTE: Please sign exactly as your name appears on the proxy. If your stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing, and when more than one is named, a majority should sign.